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                                                                    Exhibit 5(b)


                                     REID & PRIEST LLP
                                    40 West 57th Street
                                 New York, N.Y. 10019-4097
      Washington Office           Telephone 212 603-2000        New York Office
        Market Square                Fax 212 603-2001         Direct Dial Number
701 Pennsylvania Avenue, N.W.
    Washington D.C. 20004
         202 508-4000
      Fax: 202 508-4321


                                                         New York, New York
                                                         November 21, 1997



     Minnesota Power & Light Company
     30 West Superior Street
     Duluth, Minnesota  55802

     Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-3 to be filed by Minnesota Power & Light Company (Company) on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 96,000 shares, without par value, of the Company's Common Stock (Stock) and the Preferred Share Purchase Rights attached thereto (Rights) (the Stock and the Rights being collectively referred to herein as the Shares) which were issued in connection with the Agreement and Plan of Reorganization dated as of December 30, 1996, by and among MP Water Resources, and Homer Barrett and R. Hunter Chadwick, Jr., (collectively, the Selling Shareholders).

                We are of the opinion that:

           1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

           2. The issuance and sale of said Stock to the Selling Shareholders was authorized by the Minnesota Public Utilities Commission.

           3. Said Stock has been validly issued in accordance with the laws of the State of Minnesota and is fully paid and nonassessable.

           4. Said Rights have been validly issued in accordance with the Rights Agreement, dated as of July 24, 1996, between the Company and the Corporate Secretary of the Company, as Rights Agent.


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     Minnesota Power & Light Company          -2-              November 21 ,1997



         We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. Accordingly, as to all matters of Minnesota law we have relied upon an opinion of even date herewith addressed to the Company by Philip R. Halverson, Esq., Vice President, General Counsel and Secretary of the Company.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                                     Very truly yours,

                                                     REID & PRIEST LLP

                                                     REID & PRIEST LLP